Exhibit 99.3

Item 6.	Selected Financial Data.

MORGAN STANLEY

SELECTED FINANCIAL DATA

(dollars in millions, except share and per share data)

	Fiscal Year(1)
	2008	2007	2006	2005	2004
Income Statement Data:
Revenues:
Investment banking	$4,092	$6,368	$4,755	$3,843	$3,341
Principal transactions:
Trading	5,457	3,206	11,805	7,377	5,512
Investments	(4,192)	3,262	1,806	1,127	721
Commissions	4,463	4,682	3,770	3,331	3,235
Asset management, distribution and administration fees	5,660	6,519	5,238	4,915	4,436
Other	4,133	793	229	(82)	(172)

Total non-interest revenues	19,613	24,830	27,603	20,511	17,073

Interest and dividends	40,718	60,078	42,776	25,986	16,719
Interest expense	37,479	57,301	40,912	23,559	13,978

Net interest	3,239	2,777	1,864	2,427	2,741

Net revenues	22,852	27,607	29,467	22,938	19,814

Non-interest expenses:
Compensation and benefits	12,134	16,418	13,865	10,638	9,239
Other	9,931	7,914	6,652	6,377	5,423

Total non-interest expenses	22,065	24,332	20,517	17,015	14,662

Income from continuing operations before income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change, net	787	3,275	8,950	5,923	5,152
(Benefit from) provision for income taxes	(129)	769	2,681	1,442	1,370
Dividends on preferred securities subject to mandatory redemption	—	—	—	—	45

Income from continuing operations before cumulative effect of accounting change, net	916	2,506	6,269	4,481	3,737

Discontinued operations:
Net gain from discontinued operations	1,471	1,183	1,795	644	1,170
Provision for income taxes	609	440	577	233	418

Net gain on discontinued operations	862	743	1,218	411	752
Cumulative effect of accounting change, net	—	—	—	49	—

Net income	$1,778	$3,249	$7,487	$4,941	$4,489
Net income applicable to non-controlling interests	71	40	15	2	3

Net income applicable to Morgan Stanley	$1,707	$3,209	$7,472	$4,939	$4,486

Earnings applicable to Morgan Stanley common shareholders(2)	$1,495	$2,976	$7,027	$4,774	$4,442

Amounts applicable to Morgan Stanley:
Income from continuing operations	$883	$2,468	$6,257	$4,481	$3,737
Gain from discontinued operations, net of tax	824	741	1,215	409	749
Cumulative effect of accounting change, net	—	—	—	49	—

Net income applicable to Morgan Stanley	$1,707	$3,209	$7,472	$4,939	$4,486

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	Fiscal Year(1)
	2008	2007	2006	2005	2004
Per Share Data:
Earnings per basic common share:
Income from continuing operations	$0.68	$2.27	$5.82	$4.12	$3.42
Gain on discontinued operations	0.77	0.70	1.14	0.38	0.69
Cumulative effect of accounting change, net	—	—	—	0.05	—

Earnings per basic common share	$1.45	$2.97	$6.96	$4.55	$4.11

Earnings per diluted common share:
Income from continuing operations	$0.65	$2.22	$5.73	$4.08	$3.35
Gain on discontinued operations	0.74	0.68	1.12	0.37	0.67
Cumulative effect of accounting change, net	—	—	—	0.05	—

Earnings per diluted common share	$1.39	$2.90	$6.85	$4.50	$4.02

Book value per common share	$30.24	$28.56	$32.67	$27.59	$25.95
Dividends per common share	$1.08	$1.08	$1.08	$1.08	$1.00
Balance Sheet and Other Operating Data:
Total assets	$659,035	$1,045,409	$1,121,192	$898,835	$747,578
Consumer loans, net	—	—	22,915	21,966	19,166
Total capital(3)	192,297	191,085	162,134	125,891	110,793
Long-term borrowings(3)	141,466	159,816	126,770	96,709	82,587
Morgan Stanley shareholders’ equity	50,831	31,269	35,364	29,182	28,206
Return on average common shareholders’ equity	4.9%	8.9%	23.5%	17.3%	16.8%
Average common and equivalent shares(2)	1,028,180,275	1,001,878,651	1,010,254,255	1,049,896,047	1,080,121,708

(1)	Certain prior-period information has been reclassified to conform to the current year’s presentation.
(2)	Amounts shown are used to calculate earnings per basic common share.
(3)	These amounts exclude the current portion of long-term borrowings and include junior subordinated debt issued to capital trusts and include capital units as of November 30, 2006, November 30, 2005 and November 30, 2004.

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